                     PRUDENTIAL GOVERNMENT SECURITIES TRUST
                        U.S. TREASURY MONEY MARKET SERIES
                                   (THE FUND)


                AMENDED AND RESTATED PLAN PURSUANT TO RULE 18f-3



         The Fund hereby adopts this amended and restated plan pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares in the Fund. Any material amendment to this plan is subject to prior approval of the Board of Trustees, including a majority of the independent Trustees.


                              CLASS CHARACTERISTICS

CLASS A SHARES:     Class A shares are not subject to either an
                    initial or contingent deferred sales charge, but are subject to a distribution and/or service fee pursuant to Rule 12b-1 under the 1940 Act not to exceed .125 of 1% per annum of the average daily net assets of the class.

CLASS S SHARES:     Class S shares are not subject to either an
                    initial or contingent deferred sales charge, but are subject to a distribution fee pursuant to Rule 12b-1 under the 1940
                    Act not to exceed .175 of 1% per annum of the average daily net assets of the class. Class S shares are also subject to a service fee not to exceed .25 of 1% per annum of the average daily net assets of the class. Purchases of Class S shares shall be subject to such sweep frequency and balance requirements as shall be set forth in the Fund's current prospectus.

CLASS Z SHARES:     Class Z shares are not subject to either an
                    initial or contingent deferred sales charge, nor are they subject to any Rule 12b-1 fee.

                         INCOME AND EXPENSE ALLOCATIONS

         Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class of a Portfolio will be allocated to each class of such Portfolio on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

                           DIVIDENDS AND DISTRIBUTIONS

         Dividends and other distributions paid by the Fund to each of its classes of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class of the Fund may be different from that paid by another class of the Fund because of Rule 12b-1 fees and other fees or expenses borne exclusively by that class.

                               EXCHANGE PRIVILEGE

         Holders of Class A shares, Class S shares, and Class Z shares shall have such exchange privileges as set forth in the Fund's current prospectus. Exchange privileges may vary among classes and among holders of a class.

                                     GENERAL

A. Each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of its several classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. Prudential Investments LLC, the Fund's Manager, will be responsible for reporting any potential or existing conflicts to the Trustees.

C. For purposes of expressing an opinion on the financial statements of the Fund, the methodology and procedures for calculating the net asset value and dividends/distributions of the Fund's several classes and the proper allocation of income and expenses among such classes will be examined annually by the Fund's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants.

Date: August 15, 2002